Exhibit 99.2

Company:	Tidewater Inc.
Event:	Dahlman Rose & Co. Ultimate Oil Services & Drilling Conference
Speakers:	Dean Taylor - Chairman, President and CEO
Joe Bennett - Executive Vice President and Chief Investor Relations Officer
Date:	November 29, 2011

Jim Crandell

OK. Our next presenting company this morning will be Tidewater and here from Tidewater is Chairman and Chief Executive Officer, Dean Taylor. Dean served as a U.S. Naval officer from 1971 to ‘78. Joined Tidewater in 1978 and spent a career in international operations from 1978 to 2002. In 2002, he was named CEO and subsequently as Chairman of Tidewater.

I was telling Dean last night one of the things that I really liked and admired about Dean is he has a tremendous sense of the history of Tidewater and what that all means, and he has an illustrious group of predecessors lead by Doc Laborde, the founder of the offshore supply business, followed by John Laborde and Bill O’Malley and now Dean, who’s done a tremendous job in the last ten years. So, I’m very pleased to have Dean at our conference. Dean.

Dean Taylor

Morning, everybody, and thank you very much, Jim. Last night we were at the 21 Club and I’ll remark that somebody from Kiln, Mississippi sure never expected to be there other then as a bus boy. And it’s been an amazing opportunity for someone to grow up poor, and barefoot, small town in Mississippi, to have traveled the world and to have experienced some of the experiences I have, and it’s all courtesy of this great industry in which we are a part.

Today, we’ll talk to you a little bit about, sort of the bottom, toward the bottom end of the food chain of the industry. I thought Jim was my friend, but he put us in between Cameron and Oceaneering, and that’s a pretty difficult spot in which to be. Nevertheless, we’ll do our best and see what you think.

Our lawyers are hard at work. I’ll point out that we will be making some forward-looking statements this morning. None of which we would intentionally try to use to mislead, but nevertheless, there will be some forward-looking statements.

Some of the key takeaways that we’d like to leave you with this morning is Tidewater is a company that’s about 55 years old, made up of a culture of safety and operating excellence. The macro-picture has improved dramatically in the last 18 months since the Macondo incident. There are actually more drilling rigs drilling today then there were pre-Macondo, and we think that’s a nice improving macro-picture for our business.

Tidewater, in spite of being in a cyclical industry, has a history of solid earnings growth and solid returns. Tidewater has an unmatched scale and scope of operations and we have the world’s largest and newest fleet that provides the basis for continued earnings growth, in spite of the fact, again as we are definitely in a cyclical capital intensive industry. We pay a lot of attention, like Jack does at Cameron, we pay a lot of attention to our balance sheet. We think at a capital intensive business it’s the single most important weapon that we have to weather the cycles and to take advantage of them. We think that our balance sheet will provide us great potential to act on available opportunities.

The offshore industry, I think gets a bad rap, when people say that it’s a dangerous industry. It’s not dangerous, it’s risky. We compare the risks of operating offshore, particularly with boats. You know, platforms don’t run into boats, it’s the other way around; boats run into platforms.

This is an image that we use companywide and worldwide with our employees to remind everyone that the business that we’re in is sort of like holding a snake by its head. It can be done. It can be done safely, but it’s risky. The trick is to maintain the hold on the head of the snake, and we have to do it 24 hours a day, 365 days a year. If you don’t, the snake gets loose. It bites you. We find this image cuts across all cultures, all languages, all religions, all countries. All of our employees understand it.

We have a terrific safety record. This is a snapshot of our safety record, as compared to industry leading companies: Chevron, ExxonMobil, Dow Chemical, all industry leaders in safety programs. Yet, we’re safer than they are. And one of the reasons why we are is because we pay so much attention to it. We think that even though operating safely has gotten a lot of attention since Macondo, we have paid a lot of attention to safety thanks to my predecessor, Bill O’Malley since long before Macondo. And we feel like this gives us a competitive advantage around the world.

I made an allusion to this slide a moment earlier. There are actually more oil rigs drilling today than there were pre-Macondo. There are more drilling rigs drilling today than there were at the peak of the cycle in 2008. So, we think this bodes very well for the opportunities to put additional equipment of our own to work and to increase our earnings growth.

You’ll see that the floaters have comprised a larger part of the increase in the number of rigs working. Jack-ups are actually down from the peak in 2008 by about 35 units, but we think that the jack-up market is also poised for continued growth. And we think that will provide us significant opportunities.

This is a snapshot of the worldwide supply vessel fleet, OSV fleet. There are about 2600 units in the fleet, but about 750 of those units are 25 years old, or older. There are 450 units under construction in the worldwide order book today. So we think that the dynamics of the industry favor a tightened demand on a decreasing supply of vessels. We think that bodes well for our business.

We are definitely in a cyclical industry. This slide shows a snapshot of our earnings through the cycle from 2004 to 2011. We think that our earnings capability with our investments in our company that we’ve made in the last 10 years will give us higher highs and higher lows through the cycle. You can see that we think that 2011 was the bottom of the cycle for our company. And roughly doubling our earnings of the prior cycle low in 2004.

We have a unique global footprint that we’ll get to in a minute. These are the things that we consider to be our international strengths. We have 50 plus years of international experience. Our first international operation was in Venezuela in 1958. We’ve been in Mexico since 1962. We’ve been in Brazil since 1974. We’ve been in Nigeria since 1966. Been in Southeast Asia since 1974. In short, we’ve been in most of the places around the world that people are just going to now, we’ve been there a long time.

Why are international markets important? Well, we think they are important because they typically have more growth. They have longer contracts with better utilization for our equipment and higher day rates.

This is our worldwide footprint divided amongst the new reporting segments that we started in September in our largest region, which is in Sub-Saharan Africa where we have 125 units, roughly 48% of our revenue.

In the Americas, that would be domestic operation plus Mexico, Brazil, and Trinidad. We have about 66 units or 25% of our operating fleet.

Middle East and North Africa, we have about 37 units, or roughly 14% of our fleet. And finally in Asia and Southeast Asia and the Pacific which would include Australia, we have 32 units or about 12% of our fleet.

This is a snapshot of our fleet size as compared to our competitors. We have about 258 units. Our next largest competitor has about 146 units. The next largest 109. The next largest 76, 67, 64. What’s particularly instructive about this slide however, is not who our five largest competitors are and their size as related to ours. It’s the roughly 300 competitors who have fleet sizes that average five units or less in their fleet, which is really a fragmented business. And it’s something like Cameron’s valve business. We’ve got lots of competitors all over the world. We have regional competitors. We have lots of local competitors. But, we don’t really truly have an international competitor. We have local competition, regional competition. No one has our worldwide footprint which we think is a significant competitive advantage.

At this point, Joe Bennett will take you through some of the financial data of our company. Again, I thank you for the opportunity to present to you this morning, and wish you all a well and a very happy and holy holiday season. Thank you.

Joe Bennett

Thank you, Dean.

Jim, thank you again for the opportunity to be here. What a great room. Appreciate everyone’s attendance.

I’ll continue with the pace that Dean started. Anyone that has followed Tidewater over the years and especially, the last 10 since Dean took over 10 years ago, he was handed a Tidewater company that had 500 aging vessels. Unless we were prepared to in effect, go out of business, we knew that the next several years, and it’s turned out to be at least 10 or 11, were going to be spent replacing our aging fleet. At that time our 500 or so boats that Dean was handed in 2001, were about 18 to 20 years old.

So, we turned our attention to building, buying, expanding the fleet. Getting into the deepwater sector that was just starting to take over during that time frame. We began that process in about 2000.

And this is kind of a report card of what we have done thus far over that period of time. We have committed to 262 boats and almost $4 billion of capital investment over this time frame. Of which most is funded already. Only about $500 million of this is left to be funded, and you’ll see that, in fact, on the next slide.

We have, if I can get it going, currently, or as of September 30th, we had 40 boats under construction that were included in that 262 that you just saw. The delivery schedule that we disclosed at that time had us taking delivery of 20 of these, half of these boats, in the next 6 months. We have a March year end. So before March of ‘12, the end of our fiscal year, our intention is to take possession of half of these boats. And from a CapEx standpoint, related to this, about $300 million is due in the next 6 months, with the remainder mostly due next fiscal year, so a good amount. Don’t believe that will be the end of our CapEx program. As we have told people over the last 10 years, we provide this sort of information as a snapshot as to what is already booked from a commitment standpoint, but with the understanding that we are continually looking for more opportunities and are taking advantage of those opportunities.

In fact, subsequent to September 30th, and this was a subsequent event note, we had already in the month of October committed to three more vessels, PSV’s, to our fleet in addition to these 40. It’s a moving number. And hopefully will continue to be, as long as we can continue to find good opportunities to add vessels at good value.

Over time, over this 10-, 11-year period, as I mentioned before, we have done both buying and building. And at different times, our strategy was always to take advantage of what we thought to be the best pricing for that equipment.

We began the process by buying more than building. Our intention was always to acquire at better pricing. But, during kind of the peak of the market, those 5, 6 years in between, you see the gold part of the bar which is us actually building our own vessels around the world, at shipyards around the world. Simply because we couldn’t find acquisition candidates that we felt were the right equipment at the right price.

At the beginning, we got into deep water. We were able to make some acquisitions early on. And then what you see, is recently over the last year or two through this trough of the market where some of our competitors got over their skis a little bit, speculatively built vessels or become so highly levered. We were able to take advantage of the opportunity Dean talked about, our financial strength. You’ll see that in a second.

We were able to pick up new boats, most of which were still in the yards being built into our fleet, at great pricing. Probably on average 25%, 30% discounts to what the pricing of the equipment was 2,3 years ago at the peak of the market. So, we continue to look at that and make that determination as to build versus buy.

So what have we done lately? We’ve been criticized in some places for not having pulled off a “major acquisition.” The way we have approached it is to pick up what we’ll call ones and twos at a time, primarily. And over the past two years or so, this is a quarter-by-quarter commitment of what we’ve been able to acquire over the past 2-1/4 years. And it’s been a total of 53 boats.

I take you back to the slide Dean just showed you of our competitors. While we haven’t done a major acquisition, 53 boats being acquired is a major acquisition. We just did it one and two at a time. We got the exact boats we wanted. We got them at the prices that we felt comfortable with that totaled just short of $1 billion thus far.

We think this will continue. In fact, as I just mentioned, subsequent to September 30th, you can add three more at least, to this list, and hopefully more after that.

How have we funded it? So, you look at the financial part of this. What this slide shows is how we allocated our money during this same time period. The blue part of the columns is our CapEx.

It was a significant amount. As we’ve already said, it’s been $3.5 billion to $4 billion during this time frame. The yellow part, we are a consistent dividend payer over this time, currently in about a 2% yield range.

And at times, specifically as you saw during the peak of the market, when vessel pricing, what we thought, got a little out of hand, we took the cash that was being generated and returned it to shareholders in the form of share repurchases. And we bought back about $0.5 billion worth of stock during that time frame.

The line is our cash flow from operations. And during that time frame, lots of things happened. In some years, we had free cash flow. Other years and specifically lately, we’ve been spending more than what we’ve been generating.

But, keep in mind, we began this 10- or 11-year process with no debt on our balance sheet. We were able to take advantage of the opportunities that presented themselves through this peak and trough time, which really did cover us over this period of time.

How did we finance it? Well, as I said, we started with no debt. This past year, we did two private placement offerings currently with the maturities still 8-1/2 years out on average, a coupon rate of 4.3%. And I’ll stack that against most of the companies that I see doing financings these days. Certainly, in the boat business, you don’t see hardly anybody getting that type of financing. And it’s because of the balance sheet that we had and the opportunities we have.

We also redid our revolving credit facility, added a term loan component of $125 million, and a revolver of $450 million, which is totally undrawn still at this point. The $125 million term loan component separate and apart from the $450 million is available to us through the end of January. We very well could draw that down.

A quick look at our balance sheet. Cash at the end of September about $300 million. Total debt of $825 million. That is the private placements of last year. We have a leftover private placement we did about six or seven years ago that will come due over the next three or so years, a nice equity base, and a net debt to net cap of only 17%, total debt to cap of 25%.

So, when we think back, we actually, through cash flow from operations, if I take you back to that slide a couple slides ago, our cash flow from operations over this 11 year period, together with the funds that were generated by us selling our old equipment, we sold over 500 boats over the last 10, 11 years. This has provided us $4.1 billion of cash flow.

So we’ve really financed the new construction our 200 plus new boats in our fleet through internal cash flows and sales dispositions of old equipment. So, the debt on our books, if you care to look at it this way, was really associated with dividends and share repurchases over this last cycle.

And we’re still left with currently, about $900 million of liquidity. So ,the opportunity still exists for us to build and buy equipment at better pricing than it was at the peak of the market. We continue to take advantage of that still, with liquidity again of $900 million. That’s the revolver and the cash on our books and that term loan that we talked about.

So, still in a good position. Still not, we don’t believe, overlevered and still something that is easily controllable from a debt standpoint.

What this slide does is address our operating margins. I mean, the key to our business is pretty simple. The utilization and day rates of our boats. Our costs are rather constant during periods when utilization is where it has been or even improving. So, the key to our business is keeping our boats working and pushing day rates. It’s a pretty simple model.

We also know, as I mentioned before, that we began with 500 old boats in our fleet, our aging boats in our fleet ten years ago. We’re now down to 60 older generation boats left in our fleet that are operational. Only 60. We have about 200 currently new boats and we define our new boats as ones acquired after the year 2000, as you saw in the slide before. They provide the vast majority, 90%, of our operating margin these days.

Hopefully, you can see on the slide and if not you’ll be able to see it on the handouts, the line at the bottom is our company-wide cash operating margin. Vessel revenue, less vessel OpEx. And you can see through the peaks and valleys we got up to, at the peak of the market, about a 54%, 55% vessel cash operating margin. We’ve been as low as the upper 30s, and currently that’s about where we are. In fact in the September quarter we just finished, our vessel operating margin actually was about 35%. And that was significantly impacted in that September quarter by a couple of things that we fully disclosed on the conference call.

One was a Saudi Aramco contract that we originally had been awarded for nine boats, multi-year contract that we had some issues with Saudi Aramco. And over the quarter those boats that were supposed to go to work, it was only a hand full that was supposed to begin in the September quarter, did not. They were delayed. We had some work issues with that equipment. And what was resolved ultimately was that Saudi Aramco lowered the boat count from nine to five, and we told everyone that. So, they did not accept four boats.

At the time of our earnings call, about a month ago we had one of the five boats on contract. A couple of weeks ago at a conference we disclosed we had three of the five boats on contract, as we expected. And we told everyone we expected the boats to come on during this current quarter. And today we can tell everyone that we have all five boats on that contract.

We also, at the time, said that we had some delays with a project or two in Australia. Nice big boats. Nice day rates that frankly were more customer driven than Tidewater driven. But it got delayed from what was originally anticipated. Those boats were supposed to start during the September quarter, they did not. They negatively impacted our revenue by about $6 million during the quarter. Again, we told everyone at the time we thought those boats would go to work during the December quarter and they have. All five of those boats are on contract in Australia these days.

So those are updates on at least a couple of the projects that caused a little bit of concern by investors and negatively influenced our operating margin during at least the September quarter.

We’ll finish with this and one other slide, and to me it’s the key slide. I put this together about a year or so ago, when I didn’t think that people were quite understanding the earnings capacity of our new fleet. It was still worried about what we were going to do with our old fleet, and, again, we’re down to only 60 of those old boats working.

So in this slide, this is not meant to be a prediction. I know it says, ‘What can we do in fiscal 2014?’ It is meant to be a sensitivity analysis. In this first bubble, all we do is take first just our new boats, so, this makes an assumption that between now and a year or two from now all of our old boats are gone. Those 60 are not in our fleet anymore. That may or may not happen, but we’re making the assumption. We’re left with our new boats, the boats that I mentioned before that are under construction, the 40 and a few more that we believe that hopefully we’ll acquire over the next year or two. So we end up with a fleet of new boats of about 270 vessels.

If we repeat the day rates, the utilization, the operating margin that has actually occurred thus far in this fiscal year, we would generate about $3.00 of earnings. If we improve those numbers and we just bump up utilization to 85% and we bump the day rate, the average day rate of that fleet of vessels by just 10%, and earnings jump to $4.00, $5.00, rather.

And if we bump the utilization to 90%, which we have always said is full utilization for our fleet. We have down time for dry dockings, mobilizations, things like that. So I maxed this sensitivity analysis out at 90%, and I bumped the day rate by 10% more. Now to me, this isn’t much of a day rate bump. If you think and we think that times are getting better, we believe that we’ll be able to pull this off with this new fleet and actually hope and believe that we can do even better than that from the day rate stand point. But at these numbers, earnings would be just short of $9.00. A number that’s greater than that slide you saw earlier that we maxed out with, which was the highest earnings per share, just short of $8.00 back about four years ago.

This is not meant to depict peak earnings. I think taking, I would not suggest that we go above 90% utilization because I think that’s unreasonable. But taking a day rate higher and, in fact, the vessel operating margin, here under this best scenario shown here is only about 55%. During the peak of the market these same new boats, only new boats, generated about a 62% operating margin.

It would be left to be seen whether we can repeat that performance or not, but certainly we believe peak earnings is something nicely north of this $8.70 of earnings. And just to give you an idea for people who are interested in EBITDA numbers, that’s what it equates to. So upwards from $400 million up to $700 million plus of EBITDA.

And we finalize all of our presentations with our strategy. It is our strategy of providing long-term shareholder value. We don’t try to manage for a quarter or two. We are managing in a capital intensive business. A 25- to 30-year asset life business. So we try to accomplish all three of these points.

We want to certainly continue to deliver the results on a quarter-to-quarter, year-to-year basis. We need to, as Dean said, to maintain our financial strength. We don’t know when the peaks and valleys will come. So to be able to weather those storms, we believe you’ve got to keep that balance sheet under control.

We are an EVA based company which is a real concentration on return on capital. And it’s not just a return on capital calculation as we build a boat for what we think we can do with that vessel for a year or two in either a good market or a bad market, but what we can do over time, over a 25-, 30-year period, assuming ups and downs and volatility in our business.

So, those are the things that keep us focused and what we concentrate on in providing long-term shareholder value. With that Jim, Dean and I are both available for any questions.

Jim Crandell

OK. Thank you, Joe. Questions?

Questioner

Turning to the four regions in your global footprint, Joe, and moving forward into the next fiscal year or two. Could you rank them in terms of their expected operating margins? Which should do the best? Which would probably do the least well?

Joe Bennett

In pure dollar value as opposed to percentages? Percentages. I would say, as Dean tells people all the time, we tend to do better from an operating margin standpoint in areas that are more difficult to operate in. Having said that, 50% in general, 50% of our operating costs are related to crew cost.

So, it is in regions of the world where our crew costs are higher, that would be in Brazil, that would be in Australia, as an example, where those margin percentages would not be as good as they would be in say West Africa, Middle East, Mexico, places where the wage costs can be controlled a little bit greater.

So from that standpoint, Southeast Asia, the Asia-Pac region that has a decent amount of Australia built into that total region would not probably have the highest operating margin percentage, probably the Sub-Saharan Africa would be. And I think unfortunately the Americas will be the combination of probably a nice area like Mexico from a margin percentage standpoint offset by a more difficult area like Brazil.

Jim Crandell

Dean, you’ve been cautious about predicting the timing and magnitude of an up turn here in the supply vessel business. Are you becoming more confident that up turn is at hand? Maybe you can give some thoughts on how you see things evolving in 2012.

Dean Taylor

The answer is yes. I am confident that things are getting better. I mean there’s certainly some flies in the ointment. You look at what’s going on in Europe that can certainly change the dynamics of the worldwide economy, but left to its own devices and the economy is not being overly disturbed by a bond crisis in Europe or some military event somewhere else in the world, I think that the prospects for our industry look pretty good for 2012 and better for 2013.

Jim Crandell

Follow-up question if I could, Dean. You made comments about the number of new vessels under construction and then the number of vessels that were 25 years and older. As you see, those two forces going against each other, did you say, or do you think that the net supply of vessels could actually be declining over the next couple of years?

Dean Taylor

I do. There are 750 vessels 25 years old or older in the worldwide fleet. There are 450 vessels under construction, but the number under construction is not a static number, unfortunately. It’s probable that when business gets better everyone’s competitive juices will start following.

More orders will be made at the shipyards, so that the number of new vessels on order will increase. I think there’s a nice scenario that could occur for a period of time that there will actually be a shortage of capable vessels in the marketplace, and I don’t think that time is too far off.

Jim Crandell

OK. Dean, thank you very much.